EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PuraMed BioScience, Inc.
Schofield, WI

We hereby consent to the incorporation by reference of our report dated August 15, 2009, with respect to the financial statements of PuraMed BioScience, Inc. appearing in the Annual Report on Form 10-K of PuraMed BioScience, Inc. for the years ended June 30, 2009 and 2008, in the Registration Statement of PuraMed BioScience, Inc. on Form S-1 to be filed on or about June 9, 2010.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
June 9, 2010